SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): July 18, 2001

                           Wyoming Oil & Minerals, Inc.
             (Exact name of registrant as specified in its charter)

Wyoming                            0-7919                       83-0217330
(State or other jurisdiction      (Commission                  (IRS Employer
of incorporation)                 File Number)              Identification No.)

               330 South Center, Suite 419, Casper, Wyoming 82601
             (Address of principal executive offices)    (Zip Code)

                                 (307) 234-9638
               Registrant's telephone number, including area code


         (Former name or former address, if changed since last report.)




Item 2. Acquisition or Disposition of Assets.

  On July 18, 2001, the Company sold all of its right, title and interest in and to certain oil and gas leases known as the "Slater Dome and Coal Bank Draw Prospects" being explored and developed by Skyline Resources, Inc., a Colorado corporation ("Skyline"), the Company, and Phillips Petroleum Company. The project is located on the east edge of the greater Green River Basin in Carbon County, Wyoming. The asset was sold to Slaterdome Gas, Inc., a Florida corporation, which also assumed all liabilities of the Company in connection with the asset, which are owed to Phillips Petroleum Company, the operator of the project. The total consideration paid for the purchase by the buyer was the assumption of liabilities in the amount of $518,788.77; cash consideration to the Company in the amount of $81,211.23; and the issuance of 400,000 shares of common stock in the buyer to the Company. The purchase price was determined by arms' length negotiations.

      Information contained in this Form 8-K other than historical information should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of the company involve risks of competition, changing market conditions, uncertainty of oil and gas reserve estimates and other factors. Accordingly, actual results may differ materially from those in any forward-looking statements.


Item 7. Financial Statements and Exhibits.

Exhibits.

Exhibit 10.1  Asset Purchase Agreement


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Wyoming Oil & Minerals, Inc.
Date: July 25, 2001                         By: /s/ Jack C. Bradley, Jr.
                                            Jack C. Bradley, Jr., President